Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole

Chairman and CEO

(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES RECORD

FISCAL 2016 THIRD QUARTER RESULTS

Third Quarter Highlights Include:

•	Revenues, Gross Margin and Net Income Reach New Historic Highs
•	Net Income Climbs 47.5 Percent to $12.7 Million from $8.6 Million Last Year
•	Diluted EPS Rises to 73 Cents Versus 50 Cents in the Prior Year
•	Gross Margin Jumps 34.5 Percent to $32.6 Million from $24.3 Million
•	RFG Segment Revenues Advance 15 Percent to $90.7 Million, up from $79.2 Million Last Year

Year-To-Date Highlights Include:

•	Net Income Rises 28.4 Percent to $28.8 Million from $22.4 Million in Prior Year
•	Diluted EPS Equals $1.65 Versus $1.29 in Prior Year; Year-to-Date EPS Surpasses Fiscal 2015 Full-Year Amounts
•	Gross Margin Expands to $80.4 Million, up from $65.1 Million Last Year
•	CEO Cole Forecasts Avocado Industry Volume of 2.4 Billion Pounds for Current Year; Anticipates Expansion to 2.7 Billion Pounds in 2017

SANTA PAULA, Calif. (Sept. 7, 2016)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2016 third quarter net income climbed more than 47 percent on a 34 percent increase in gross margin to reach their highest quarterly totals in company history. The company, a global avocado industry leader and expanding provider of value-added fresh foods, said that revenue for the quarter also rose over 13 percent to hit a new all-time high.

For the three months ended July 31, 2016, net income advanced 47.5 percent to $12.7 million, equal to $0.73 per diluted share, from $8.6 million, or $0.50 per diluted share, in the corresponding quarter last year. Revenues increased to $263.1 million in the most recent quarter, up 13.2 percent from $232.5 million in the fiscal 2015 third quarter.

Gross margin rose by 34.5 percent in the fiscal 2016 third quarter to $32.6 million, or 12.4 percent of revenues, from $24.3 million, equal to 10.4 percent of revenues, in the like period one year ago. Operating income registered an increase of 49.1 percent in the most recent quarter, growing to $20.4 million from $13.7 million in the third quarter last year.

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Calavo Growers Reports Record Fiscal 2016 Third Quarter Results/2-2-2

Chairman and Chief Executive Officer Lee E. Cole stated: “Measured by nearly every key metric, Calavo’s record-setting third-quarter operating performance extends the strong financial results posted in the first half of this fiscal year.

“Top-line growth was driven by double-digit sales gains in both our Fresh and Renaissance Food Group, LLC (RFG) business segments. Calavo’s record total gross margin principally reflects substantial improvement in the Fresh segment driven by solid avocado volume growth with strong unit profitability.”

CEO Cole continued: “Our Fresh business segment performance is indicative of Calavo’s core strength in the avocado industry, specifically broad and deep resources across sourcing, sales and production management which helped power the most-recent-quarter’s results.

“Our RFG business segment continued to grow at a rapid pace, notching double-digit growth for the 20th consecutive quarter. In addition to excellent sales growth of approximately 15 percent, RFG’s gross-margin percentage trended upward on a sequential basis from the second quarter, even as the company continues to put in place initiatives that will drive future expansion. We once again saw year-over-year gross margin percentage improvement from the Calavo Foods business segment, which continues to be a solid contributor to overall company performance.”

Net income for the nine months ended July 31, 2016 climbed to $28.8 million, or $1.65 per diluted share, a 28.4 percent increase from $22.4 million, equal to $1.29 per diluted share, in the initial three quarters of fiscal 2015. Fiscal 2016 nine-month revenues rose 6.0 percent to $688.0 million from $648.8 million for the corresponding period last year.

Nine-month gross margin for the current fiscal year approximates $80.4 million, equal to 11.7 percent of revenues, up 23.7 percent from $65.1 million, or 10.0 percent of revenues, in the like period of fiscal 2015. Operating income climbed 30.5 percent to $45.6 million in the initial nine months of fiscal 2016 which compares with $34.9 million for the like period one year ago.

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Calavo Growers Reports Record Fiscal 2016 Third Quarter Results/3-3-3

Fresh business segment revenues grew 15.0 percent to $156.1 million in the third quarter from $135.8 million in the fiscal 2015 corresponding period. Fresh gross margin advanced to $18.3 million, equal to 11.7 percent of segment sales, an increase of 89.2 percent from $9.7 million, or 7.1 percent of segment sales in the year-earlier third quarter. The approximately 460 basis point increase in Fresh segment gross margin percentage year over year is attributable principally to favorable sourcing, sales and production management. Calavo packed and sold 4.7 million Fresh units in the most recent quarter, growing 8.4 percent from 4.4 million units in the fiscal 2015 third period, with avocados and tomatoes predominantly accounting for this increase.

Revenues in the RFG business segment rose to $90.7 million, an increase of 14.6 percent from $79.2 million in the third quarter last year. Segment sales growth is attributable to increased penetration into existing and new customers, added product capabilities and expanded geographic reach, according to the company. RFG segment gross margin in the most recent period totaled $8.6 million, equal to 9.4 percent of segment sales, which compares with $8.5 million, or 10.8 percent of segment sales, in the fiscal 2015 corresponding quarter. On a sequential basis, RFG gross margin rose substantially from $6.2 million, or 7.8 percent of segment sales, in the fiscal 2016 second quarter.

In the Calavo Foods business segment, revenues dipped slightly to $16.3 million from $17.5 million in last year’s fiscal third quarter. Gross margin totaled $5.8 million, or 35.6 percent of segment sales, versus $6.1 million, equal to 34.7 percent of segment sales, in the fiscal 2015 third quarter. Lower year-over-year segment sales impacted Calavo Foods gross profit in the most recent quarter. However, year to date, the Calavo Foods business segment has posted solid double-digit gross profit growth.

Selling, general and administrative (SG&A) expense in the fiscal 2016 third quarter equaled $12.3 million, or 4.7 percent of revenues, which compares with $10.6 million, or 4.6 percent of revenues, in the corresponding quarter last year. The SG&A increase principally reflects higher year-over-year compensation expense (primarily a nearly $0.9 million higher accrual for anticipated year-end bonuses).

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Calavo Growers Reports Record Fiscal 2016 Third Quarter Results/4-4-4

Outlook

CEO Cole stated: “Calavo enters the final quarter of fiscal 2016 in an advantageous position. We are squarely on target to post record revenues and earnings per share for the current fiscal year. To that point, diluted earnings per share of $1.65 for the year-to-date period already far exceed fiscal 2015’s full-year total of $1.57, which was Calavo’s prior all-time record.

“We expect to post double-digit gross-profit growth for fiscal 2016 in our Fresh segment—a principal driver of Calavo’s upward net income and EPS trend lines. Looking longer term at our Fresh business segment, we have in place the framework to build upon our avocado category leadership in an industry that continues to grow at an impressive rate. The most recent industry projections forecast total avocado volume this year of 2.4 billion pounds from more than 2 billion pounds in 2015. As early indication that demand and supply continues to grow, the outlook for 2017 consumption is an increase to at least 2.7 billion pounds.

“Calavo remains excited about prospects for its new packinghouse in Jalisco, Mexico. The industry awaits the regulatory approval of an operational work plan that will allow the region’s packinghouses to ship avocados to the United States. In the interim, we continue to build sourcing relationships in the region and now anticipate the packinghouse to open during the harvest of the regular Jalisco crop.”

The Calavo CEO continued: “Our investments in RFG underpin the platform for continued business segment growth. We expect to report again in fiscal 2016 double-digit top-line growth—indicative of a proven business model, deep product portfolio and demonstrated execution. The addition of the facility in Jacksonville and the expansion of RFG’s existing Houston facility will extend the company’s product capabilities, capacity and distribution reach, while remaining focused on the just-in-time, made-to-order fulfillment that is a cornerstone to its success. Looking longer term, we have put in place the foundation for RFG to maintain strong revenue growth in the fresh food industry for years to come.

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Calavo Growers Reports Record Fiscal 2016 Third Quarter Results/5-5-5

“Calavo Foods remains an incremental contributor to total sales and gross margin, in addition to its fully complementary function with the company’s two other business segments. With its range of great-tasting, high-quality offerings, we are working diligently to expand sales penetration and the customer base in the foodservice and retail grocery channels. Calavo Foods is expected to post double-digit growth in gross profit for the full year.

“We are excited about the current traction and long-term prospects for FreshRealm, LLC, in which Calavo maintains a substantial ownership position. With the recent additions of leading category partnerships, as well as the consistent month-over-month growth from existing partner Terra’s Kitchen, FreshRealm is continuing to build a fresh food delivery platform poised to capitalize on the market opportunities in the fast-growth category of meal-kit delivery.

“With so many promising and truly exciting initiatives currently in motion across Calavo, I have never been more confident and optimistic about the company’s prospects—both near- and long-term. Calavo leads and is situated squarely at the intercept of two categories—avocados and fresh food—that are growing rapidly in response to the fundamental shift in consumer preference toward healthful eating. We believe that this transformation in consumer preference remains in its early stages. With our depth of resources, both financial and operational, I foresee a company growth trajectory that will extend long into the future. Most immediately, though, I am gratified that Calavo remains on a path to post, as expected, another year of record operating results in fiscal 2016,” Cole concluded.

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Calavo Growers Reports Record Fiscal 2016 Third Quarter Results/6-6-6

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2016	October 31, 2015
Assets
Current assets:
Cash and cash equivalents	$14,650	$7,171
Accounts receivable, net of allowances of $1,805 (2016) and $2,312 (2015)	86,575	58,606
Inventories, net	36,410	26,351
Prepaid expenses and other current assets	13,317	15,763
Advances to suppliers	2,000	2,820
Income taxes receivable	—	6,111

Total current assets	152,952	116,822
Property, plant, and equipment, net	80,060	69,448
Investment in Limoneira Company	30,578	27,415
Investment in unconsolidated entities	20,890	19,720
Deferred income taxes	17,588	19,277
Goodwill	18,262	18,262
Other assets	14,295	14,001

	$334,625	$284,945

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$39,991	$3,924
Trade accounts payable	23,667	19,600
Accrued expenses	25,837	21,311
Income tax payable	4,675	—
Short-term borrowings	18,500	36,910
Dividend payable	—	13,907
Current portion of long-term obligations	137	2,206

Total current liabilities	112,807	97,858
Long-term liabilities:
Long-term obligations, less current portion	485	586
Deferred rent	2,315	—
Deferred income taxes	234	234

Total long-term liabilities	3,034	820
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	285	285
Total shareholders’ equity	218,499	185,982

	$334,625	$284,945

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2016	2015	2016	2015
Net sales	$263,146	$232,450	$688,024	$648,830
Cost of sales	230,502	208,172	607,575	583,772

Gross margin	32,644	24,278	80,449	65,058
Selling, general and administrative	12,287	10,620	34,866	30,116

Operating income	20,357	13,658	45,583	34,942
Interest expense	(210)	(195)	(612)	(654)
Other income, net	(115)	88	399	514

Income before provision for income taxes	20,032	13,551	45,370	34,802
Provision for income taxes	7,323	4,910	16,609	12,390

Net income	12,709	8,641	28,761	22,412
Less: Net income (loss)—noncontrolling interest	36	—	22	—

Net income attributable to Calavo Growers, Inc.	$12,745	$8,641	$28,783	$22,412

Calavo Growers, Inc.’s net income per share:
Basic	$0.73	$0.50	$1.66	$1.30

Diluted	$0.73	$0.50	$1.65	$1.29

Number of shares used in per share computation:
Basic	17,351	17,301	17,340	17,291

Diluted	17,447	17,386	17,425	17,354

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
Three months ended July 31, 2016
Net sales	$156,129	$16,285	$90,732	$263,146
Cost of sales	137,845	10,484	82,173	230,502

Gross margin	$18,284	$5,801	$8,559	$32,644

Three months ended July 31, 2015
Net sales	$135,770	$17,485	$79,195	$232,450
Cost of sales	126,105	11,415	70,652	208,172

Gross margin	$9,665	$6,070	$8,543	$24,278

For the three months ended July 31, 2016 and 2015, inter-segment sales and cost of sales of $1.4 million and $0.6 million between Fresh products and RFG were eliminated. For the three months ended July 31, 2016 and 2015, inter-segment sales and cost of sales of $0.7 million and $0.6 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Nine months ended July 31, 2016
Net sales	$395,264	$47,126	$245,634	$688,024
Cost of sales	352,424	29,228	225,923	607,575

Gross margin	$42,840	$17,898	$19,711	$80,449

Nine months ended July 31, 2015
Net sales	$385,272	$47,001	$216,557	$648,830
Cost of sales	355,991	31,725	196,056	583,772

Gross margin	$29,281	$15,276	$20,501	$65,058

For the nine months ended July 31, 2016 and 2015, inter-segment sales and cost of sales of $2.8 million and $1.2 million between Fresh products and RFG were eliminated. For the nine months ended July 31, 2016 and 2015, inter-segment sales and cost of sales of $2.0 million and $1.3 million between Calavo Foods and RFG were eliminated.